CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into by and between Spindle, Inc., a Nevada corporation, with an address at 8700 E Vista Bonita Dr., STE 260, Scottsdale, AZ 85255 (“Company”), and Camden Capital LLC, with an address at 1520 E Maplewood Ct. Centennial, CO 80121 (“Consultant”) and shall be effective on July 1, 2016 (the “Effective Date”).

RECITALS

A.

Company desires the assistance of Consultant to provide services and advice in connection with SEC reporting and other related projects.

B.

Consultant desires to assist Company and provide services and advice in connection with such SEC reporting and other related projects.

C.

Company desires to engage Consultant and Consultant desires to provide certain services and advice to Company in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, and for other valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

TERMS

1. SCOPE OF RETENTION.

1.1 Retention

Company hereby retains Consultant, as an independent contractor and not as an employee, and Consultant hereby accepts such retention.  Consultant agrees to render the Services as hereinafter described, to the highest professional standards, upon the terms and conditions set forth herein.  Consultant is not authorized to provide any services or take any actions not specifically authorized by this Agreement or in writing by Company.

1.2 Time Requirements

Consultant shall give reasonable priority to providing the Services. Consultant represents that other obligations he may have will not interfere with his responsibilities and obligations under this Agreement.

2. PERFORMANCE OF SERVICES.

Consultant shall act as an advisor to Company and provide the Services described in Exhibit A.  Consultant will determine the method, details and means for performing the Services and will be entirely responsible for Consultant’s actions and inactions in connection with performing the Services.

If the Services provided do not comply with the criteria or standards set forth in Exhibit A, or elsewhere hereunder, Consultant shall perform the additional work required to bring the Services to an acceptable level at no charge to the Company.

3. TERM.

The term of this Agreement shall begin on the Effective Date and unless earlier terminated as provided in Section 12, shall continue in effect for a period of twelve months through June 30, 2017.  This Agreement may be renewed by mutual written agreement of Company and Consultant.

4. STATUS.

It is expressly understood that Consultant is an independent contractor.  Nothing contained in this Agreement shall be deemed or construed to create a joint venture, partnership, principal-agent or employment relationship between the parties.  Consultant acknowledges that Company shall have no obligation to provide any workers’ compensation, unemployment compensation, health or accident insurance or any other type of insurance coverage with respect to Consultant.  Consultant further agrees that any  persons engaged by Consultant to perform any of the services described herein (collectively, "Associates"), will not be entitled to any benefits available to Company employees including, but not limited to, medical, unemployment, vacation and pension benefits.  Consultant understands and agrees that as an independent contractor, Consultant is responsible for maintaining adequate insurance coverage for Consultant and, if appropriate, for all Associates, representatives, and agents.  Adequate insurance coverage shall, at all minimum, include any legally required benefits and insurance, including Workers’ Compensation and automobile liability insurance for the operator of all motor vehicles used in the performance of this Agreement.

Further, Consultant shall not act or attempt to act or represent himself directly or by implication as an agent of Company, or in any manner assume or create or attempt to assume or create any obligation, or make any contract, agreement, representation or warranty on behalf of or in the name of Company except as authorized in writing by Company.

5. REPRESENTATIONS.

Consultant represents and warrants that he:

(a)

is free to enter into this Agreement with Company;

(b)

is not bound by any employment agreement, nondisclosure agreement, noncompetition agreement or any other agreement or obligation that may infringe on his ability to perform or in any manner prevent him from performing any of the duties that may be required of him under this Agreement, or that may in any way result in any involvement by Company in any matter, action, suit or proceeding concerning his employment with any former employer or the termination thereof;

(c)

will not provide to Company or utilize when providing the Services any confidential information of any third party;

(d)

has the skills, know-how, training, capability, experience, facilities, financial resources, registrations, licenses, permits and governmental approvals necessary to timely and competently perform the Services in a professional matter; and

(e)

shall perform the Services in full and strict compliance with all applicable laws, regulations, rules, ordinances and orders of any governmental authority, including, without limitation, the provisions of all applicable federal, state and local health, safety and environmental laws and regulations.

6. FEES AND PAYMENT.

As full consideration for the Services rendered by Consultant pursuant to this Agreement, Company shall pay Consultant the fees as described in Exhibit B.

All fees for the Services shall be paid without any deduction including, without limitation, any deduction for social security, federal or state or withholding taxes or unemployment insurance.  Consultant acknowledges that he is responsible for the proper reporting and payment of all taxes on such fees.

7. BUSINESS EXPENSES.

Company acknowledges that Consultant will incur certain business expenses such as long distance calls and travel expenses, in performing the Services.  Company agrees to reimburse Consultant for the cost of all such reasonable business expenses incurred by Consultant in performing the Services in accordance with Exhibit B, provided however, (i) such expenses must be deductible by Company for U.S. Federal income tax purposes, (ii) Consultant must provide Company with an itemized account of such expenses together with supporting vouchers and receipts, and (iii) Consultant must have pre-approval for expenses.  Consultant agrees to submit such expenses for reimbursement on a monthly basis along with the invoices.  Expenses over 90 days from time of expense will not be reimbursed.

8. NON-COMPETITION AND NON-SOLICITATION.

Consultant agrees that during the term of the Agreement, Consultant will not, without the Company's express written consent, engage in any independent contractor relationship or business activity that would conflict with Contractor’s independent contractor relationship with the Company.  Contractor agrees further that for the term of the Agreement and for two (2) years after the date of termination of the Agreement, Consultant will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9. DISCLOSURE OF CONFIDENTIAL INFORMATION.

9.1 Definition

The term Confidential Information means any and all information, regarding Company or its affiliates’ or parents’ customers or potential customers, regardless of whether the information is personally identifiable or not; all information concerning Company’s or its affiliates’ or parents’ business records and plans, Trade Secrets, proprietary ideas, technological developments, objectives and results, business methods, customer lists and records, computer programs and listings, source codes and /or object codes, financial results and financial strategies; any documents marked as “Confidential” and all other oral or written presentations or information which are marked as “Confidential” and any information developed by Consultant, including without limitation, Work Product and Intellectual Property, both as hereinafter defined.  The term “Trade Secrets” shall be given its broadest possible interpretation and shall mean, without limitation, any information, including customer lists, services, formulas, patterns, compilations, programs, devices, methods, techniques, or processes that: (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.2 Nondisclosure

Consultant acknowledges that from time to time he may be provided with Company’s Confidential Information and further acknowledges his fiduciary obligations in respect thereof.  Without limiting the scope of such fiduciary obligations, Consultant agrees that he shall not, at any time or in any manner, directly or indirectly, use for his own benefit or the benefit of any other person or entity, or otherwise divulge, disclose, or communicate to any person or entity any information concerning any Confidential Information of Company without the prior express written consent of Company.  All files, records, computer printouts, documents, objects, drawings, specifications, patterns and similar items relating to the business of Company or concerning Confidential Information, including copies thereof, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of Company.  Company and Consultant shall each establish and maintain commercially reasonable policies and procedures to comply with the obligations set forth in this Section 9.  Consultant will return all Confidential Information in his possession within ten (10) business days after the termination or expiration of this Agreement and shall not retain any copies.  This covenant of nondisclosure and Consultant’s liability for breach of such covenant shall survive the expiration or termination of this Agreement.

9.3 Liability For Disclosure Of Confidential Information

Consultant acknowledges that each of the restrictions contained in this Agreement relating to the nondisclosure of Confidential Information is reasonable and necessary in order to protect legitimate interests of Company and that any violation thereof would cause irreparable injury to Company.

Consultant agrees that in the event of any violation thereof, Company shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation and any damages for breach of this Agreement which may be applicable.  The aforesaid rights and remedies shall be independent, severable, cumulative, binding on Consultant’s successors or assigns, agents, employees, subcontractors and administrators and shall be in addition to any other rights or remedies to which Company may be entitled.

10. WORK PRODUCT, INTELLECTUAL PROPERTY.

10.1 Disclosure

Consultant agrees that during the term of this Agreement, all worldwide right, title and interest in and to any and all work product, works of authorship, trademarks, methods of doing business, sound recordings, pictorial reproductions, drawings, graphic representations, improvements, innovations, discoveries, inventions and improvements, whether patentable or unpatentable, whether copyrightable or uncopyrightable, made, developed, conceived, acquired, devised, discovered, created or reduced to practice by him, while performing Services under this Agreement whether by himself or jointly with others, whether by using Company’s or its divisions’, affiliates, or parents’ equipment, supplies, facilities, or Confidential Information, and which relate to or pertain in any way at the time of conception or reduction to practice of the invention or of creation of the work product or work of authorship to the business of Company, or its divisions, affiliates or parents or the actual or demonstrably anticipated research or development of Company or its divisions, affiliates or parents or which result from any Services performed by him for Company or its divisions, affiliates or parents (the “Work Product”) shall be promptly disclosed in writing by him to Company and shall be considered “work-made-for-hire” and ownership of the entire right, title and interest in the Work Product shall reside with Company.

10.2 Assignment

Consultant agrees that to the extent any of the Work Product does not qualify as a “work-made-for-hire”, then Consultant hereby irrevocably assigns to Company or its assignee, all of his right, title and interest in the Work Product, including without limitation, all patent rights, trademarks, service marks, copyrights, trade secret rights and other proprietary rights (collectively “Intellectual Property”) and agrees that Company is under no further obligation, monetary or otherwise, to him for such assignment.  Consultant agrees to execute, acknowledge and deliver to Company, its successors and assigns, all documentation, including, but not limited to, applications for patents and/or copyrights, as Company may deem necessary or desirable to obtain and perfect the interests of Company, its successors and assigns, in any and all countries, in such Intellectual Property and to vest title thereto in Company.  Consultant will maintain adequate and current written records of all Intellectual Property which at all times will be available to, and remain the property of, Company.

10.3 Enforcement

Consultant acknowledges that any violation of this Section 10 would cause irreparable injury to Company.  Consultant agrees that in the event of any violation of this Section 10, Company shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation and any damages for breach of this Agreement which may be applicable.  The aforesaid rights and remedies shall be independent, severable, cumulative, binding on Consultant’s assigns, officers, agents, employees and subcontractors and administrators, and shall be in addition to any other rights or remedies to which Company may be entitled.

11. USE OF NAME AND TRADEMARKS.

Consultant shall not use the name, trademarks, trade names, logos and Confidential Information of Company except with written permission of Company and in such event only in connection with performance of the Services.

12. TERMINATION OF AGREEMENT.

12.1 Termination for Cause

This Agreement may be terminated by either party in the event that the other party breaches any term or condition of this Agreement and such breach is not cured within fifteen (15) days after written notice is given to the other party specifying the breach.

12.2 Termination Without Cause

This Agreement may be terminated by Company without cause, at any time during the term hereof hereof, by providing thirty (30) days prior written notice to Consultant.

12.3 Termination on Death or Disability

In the event of death, disability, or other incapacity of Consultant resulting in the inability of Consultant to perform the Services hereunder, this Agreement may be terminated by Company by providing three (3) days written notice, and all fees due Consultant hereunder through the effective date of termination shall be paid to Consultant or his estate as the case may be.  For purposes of this Agreement, Consultant shall become “disabled” when he is unable by reason of injury, sickness or disease to perform any duty required of him pursuant to this Agreement for a period of sixty (60) consecutive days, as determined by Company in its sole discretion.

12.4 Bankruptcy

Either party may terminate this Agreement immediately in the event the other party becomes insolvent, files for voluntary bankruptcy or has involuntary bankruptcy proceedings filed against it, or makes an assignment for the benefit of creditors.

12.5 Obligations Upon Termination

Upon termination or expiration of this Agreement, Consultant shall deliver to Company, within five (5) business days from the effective date of termination, all manuals, letters, notes, notebooks, reports and all other materials in the possession of or under the control of Consultant, and all products or property of Company in possession of or under the control of Consultant, including, but not limited to, any and all Confidential Information; Work Product and Intellectual Property.

12.6 NO DAMAGES FOR TERMINATION

NEITHER COMPANY NOR CONSULTANT SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 12.  CONSULTANT WAIVES ANY RIGHT, UNDER ANY LAW, HE MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS UPON THE TERMINATION OF THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THIS SECTION 12.6 HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR COMPANY TO ENTER INTO THIS AGREEMENT AND THAT COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

13. Indemnification.

Consultant hereby agrees to indemnify, defend and hold Company, its parents, subsidiaries and affiliates and their respective officers, directors, shareholders, employees and agents harmless from and against any and all allegations, claims, liabilities, losses, suits, judgments, damages, expenses and costs (including reasonable attorney’s fees and expenses) of any kind or character (each a “Claim”) arising out of or in any way related to (a) any misrepresentation of Consultant related to his performance under this Agreement, (ii) any breach by Consultant of his representations and warranties herein, and (iii) any actual violation by Consultant of any law, statute, regulation or ordinance.  Consultant agrees to promptly notify Company of any Claim.  Company may defend the same and any expense, including reasonable attorneys’ fees and expenses which Company may pay or incur in defending the Claim, and any judgment which Company may be required to pay in connection with any Claim, shall be paid to Company by Consultant after demand by Company.

14. Arbitration.

Except as prohibited by law, each party to this Agreement agrees that, any claim, controversy or legal dispute between them or between Consultant and any officer, director, shareholder, agent or employee of the Company (or its affiliates), each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration, (a “Dispute”) arising out of this Agreement will be resolved through binding arbitration in San Diego, California under the Commercial Arbitration Rules of the American Arbitration Association.

THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL.  This arbitration provision is not intended to modify or limit the remedies available to either party, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration. Any Dispute that is not arbitrated, including any judicial action to enforce this arbitration provision will be litigated exclusively in federal or state courts located in San Diego, California and the parties hereby consent and submit to the jurisdiction and venue of such courts.

15. MISCELLANEOUS.

15.1 No Assignment

This Agreement is a personal one, being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Consultant.  Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company.  Any attempted assignment or transfer by Consultant of its obligation without such consent shall be wholly null, void, and of no effect whatsoever.

15.2 Notices

All notices to be given shall be in writing and shall be deemed to have been duly given: (i) when hand delivered, (ii) three (3) business days after being mailed, postage prepaid, by registered or certified mail, return receipt requested, or (iii) the next business day after such notice is delivered to an overnight delivery service of prominent national reputation (such as Federal Express or DHL).  Notices shall be delivered to the parties at the following addresses:

If to Company:	Spindle, Inc. ATTN: Michael Schwartz 8700 E Vista Bonita Dr., STE 260 Scottsdale, AZ 85255

If to Consultant:	Francis Knuettel II 1520 E Maplewood Ct Centennial, CO 80121

or to such other address as the parties hereto may specify, in writing, from time to time.

15.3 Entire Agreement

This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect to said subject matter.

15.4 Modification of Agreement

This Agreement may be modified only by a written agreement duly executed by both parties.

15.5 Severability

If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provision shall remain in full force and effect and the remainder of this Agreement shall in no way be affected, impaired or invalidated.

15.6 Waiver of Breach

The failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be deemed to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.

15.7 Attorneys’ Fees

In the event any action is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees together with costs and expenses, including appellate fees and costs, incurred pursuant to such action.

15.8 Captions

The captions of the Sections of this Agreement are for reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

15.9 Governing Law

This Agreement has been executed and delivered in the State of Arizona, and its interpretation, validity and performance and enforcement shall be construed and in accordance with the laws of the State of Arizona, excluding its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date set forth hereunder.

“COMPANY”	“CONSULTANT”

Spindle, Inc.	Camden Capital LLC

Signature:	Signature:
Print Name:__________________________	Print Name:___________________________
Title:________________________________	Title:________________________________

Date:	Date:

EXHIBIT A

Services

Support for SEC reporting and filing, quarterly statements and investor management

EXHIBIT B

Fees

Consultant will be paid 100,000 shares of unregistered shares in SPDL within 30 days of board approval of the agreement.

Contract may be renewed annually.

Reimbursement of actual travel expenses, including, but not limited to mileage, fuel, airfare, accommodations, meals, materials, etc. All expensed will comply with Company travel policy guidelines and will be pre-approved.